Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Issuer:

Piedmont Operating Partnership, LP

Guarantor:

Piedmont Office Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	9.250% Senior Note due 2028	457(r)	$200,000,000	101.828%	$203,656,000	0.0001476	$30,059.63

Fees to Be Paid	Debt	Guarantees of 9.250% Senior Note due 2028 (1)	Other (2)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—				—	—	—	—	—	—	—	—

	Total Offering Amounts					$203,656,000		$30,059.63

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due							$30,059.63

(1)	Piedmont Office Realty Trust, Inc. has provided a guarantee with respect to the 9.250% Notes due 2028 issued by Piedmont Operating Partnership, LP.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due with respect to the guarantees.